As filed with the Securities and Exchange Commission on December 4, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5 Basel Street

P.O.B. 3190

Petach Tikva, 49131 Israel

(Address, including zip code,

of registrant’s principal executive offices)

Teva Pharmaceutical Industries 2002 Stock Option Plan for Non-Employee Barr Directors (formerly the Barr Laboratories, Inc. 2002 Stock Option Plan for Non-Employee Directors)

Teva Pharmaceutical Industries 1993 Stock Option Plan for Non-Employee Barr Directors (formerly the Barr Laboratories, Inc. 1993 Stock Option Plan for Non-Employee Directors)

Teva Pharmaceutical Industries 1994 Stock Option Plan (formerly the IVAX Corporation 1994 Stock Option Plan)

SICOR Inc. Amended and Restated 1997 Long-Term Incentive Plan

Teva Pharmaceutical Industries 1997 Employee Stock Option Plan (formerly the IVAX Corp. 1997 Employee Stock Option Plan)

Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan

Stock Option Plan for Novopharm Employees

Teva Pharmaceutical Industries Ltd., 2001 Centenary Global Stock Option Plan

Teva Pharmaceutical Industries Ltd., 2002 Stock Option Plan for Employees in Israel

Teva Pharmaceutical Industries Ltd., 2003 Stock Option Plan for Employees in Israel

Teva Pharmaceutical Industries Ltd., 2004 Stock Option Plan for Employees in Israel

Teva Pharmaceutical Industries 2004 Incentive Compensation Plan (formerly the IVAX Corp. 2004 Incentive Compensation Plan)

Teva Pharmaceutical Industries Limited 2005 Omnibus Long-Term Share Incentive Plan

Teva Pharmaceutical Industries Limited 2008 Employee Stock Purchase Plan for U.S. Employees

(Full title of the plans)

Teva Pharmaceuticals USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454

Attention: William S. Marth

(215) 591-3000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

copy to:

Peter H. Jakes, Esq.

Jeffrey S. Hochman, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

(212) 728-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares	777,987	$42.13	$32,776,592.31	$1,288.12

(1)	American Depositary Shares (“ADSs”) issuable on deposit of ordinary shares have been registered under a separate registration statement.
(2)

The aggregate number of ordinary shares being registered represents 777,987 ordinary shares being registered under the Teva Pharmaceutical Industries 1993 Stock Option Plan for Non-Employee Barr Directors (formerly the Barr Laboratories, Inc. 1993 Stock Option Plan for Non-Employee Directors) and the Teva Pharmaceutical Industries 2002 Stock Option Plan for Non-Employee Barr Directors (formerly the Barr Laboratories, Inc. 2002 Stock Option Plan for Non-Employee Directors). Solely for the purposes of calculating the number of ordinary shares subject to such plans, we have assumed that the closing price of the American Depositary Shares on the business day immediately prior to the effective time of the closing of the transaction described in that certain Agreement and Plan of Merger, dated as of July 17, 2008, among Teva Pharmaceutical Industries Ltd., Boron Acquisition Corp. and Barr Pharmaceuticals, Inc., as amended, will be $30.00. The ordinary shares are represented by a like number of American Depositary Shares. This Registration Statement covers an indeterminate number of additional ordinary shares as may be offered or issued from time to time as a result of the antidilution protections of these stock option plans.

(3)	Based upon the average of the high and low price of an American Depositary Share on December 2, 2008, on the Nasdaq National Market, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, for the purpose of calculation of the registration fee. One American Depositary Share equals one ordinary share.
(4)	Pursuant to Rule 429(a) of the rules and regulations under the Securities Act of 1933, as amended, the prospectuses prepared under Part I of Form S-8 also relate to the ordinary shares included in the Registration Statement on Form S-8, File No. 333-13108, the Registration Statement on Form S-8, File No. 333-09784, the Registration Statement on Form S-8, File No. 333-96725, the Registration Statement on Form S-8, File No. 333-112115, the Registration Statement on Form S-8, File No. 333-112930, the Registration Statement on Form S-8, File No. 333-118978, the Registration Statement on Form S-8, File No. 333-126264, the Registration Statement on Form S-8, File No. 333-131274, and the Registration Statement on Form S-8, File No. 333-153503. Such ordinary shares are represented by American Depositary Shares. The filing fees previously paid in connection with the registration of such ordinary shares were $23,122.66, $3,495.14, $2,167.79, $6,719.25, $10,278.26, $18,613.36, $10,242.72, $266,368.77 and $6,260, respectively, based on the then-applicable filing fees.

EXPLANATORY NOTES

This Registration Statement on Form S-8 incorporates by reference the Registrant’s previous Registration Statements on Form S-8 (Nos. 333-13108, 333-09784, 333-96725, 333-112115, 333-112930, 333-118978, 333-126264, 333-131274 and 333-153503). Any items included with these previous Registration Statements not expressly changed hereby shall be as set forth in such previous Registration Statements.

This Registration Statement registers ordinary shares in connection with the offering of ordinary share-based awards under the Teva Pharmaceutical Industries 1993 and 2002 Stock Option Plans for Non-Employee Barr Directors (formerly the Barr Laboratories, Inc. 1993 and 2002 Stock Option Plans for Non-Employee Directors, respectively). The options granted under such Barr Laboratories, Inc. plans will be converted to options to purchase ADSs, subject to the closing of the transaction described in that certain Agreement and Plan of Merger, dated as of July 17, 2008, among Teva Pharmaceutical Industries Ltd. (“Teva”), Boron Acquisition Corp. and Barr Pharmaceuticals, Inc., as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the SEC are incorporated herein by reference:

(a)	Teva’s Annual Report on Form 20-F for the year ended December 31, 2007, filed with the SEC on February 29, 2008;

(b)	Teva’s Current Reports on Form 6-K, filed with the SEC on January 10, 2008, January 17, 2008, January 22, 2008, January 30, 2008, February 21, 2008, April 3, 2008, May 12, 2008, May 20, 2008, May 23, 2008, June 26, 2008, June 30, 2008, July 18, 2008, July 22, 2008, July 23, 2008, July 29, 2008, August 13, 2008, August 19, 2008, August 26, 2008, September 3, 2008, September 15, 2008, September 16, 2008, September 23, 2008, September 24, 2008, September 25, 2008, October 16, 2008, October 27, 2008, October 28, 2008, November 4, 2008, November 7, 2008, November 10, 2008 and November 13, 2008; November 19, 2008, November 20, 2008, and November 26, 2008; and

(c)	The description of Teva’s ordinary shares, par value NIS 0.10 per share and the American Depositary Shares representing the ordinary shares, contained in the registration statement on Form F-4, filed on September 16, 2008, as amended (Registration Statement No. 333-153497).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may obtain copies of these documents free of charge by contacting Teva at the following address or telephone number:

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7267

Attn: Corporate Secretary

Item 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Israeli Companies Law provides that a company may not indemnify an officeholder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following: (i) a breach by the officeholder of his or her fiduciary duties unless the officeholder acted in good faith and had a reasonable basis to believe that the act would not cause the company harm; (ii) a breach by the officeholder of his or her duty of care if such breach was done intentionally or recklessly, but not if such was done only be negligence; (iii) any act or omission done with the intent to derive an illegal personal gain; or (iv) a fine or monetary settlement imposed upon the officeholder.

Teva’s articles of association provide that, subject to the Israeli Companies Law, Teva is entitled to agree in advance to indemnify any officeholder, as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by the officeholder in his or her capacity as an officeholder of Teva, in respect of any of the following: (i) financial liability imposed upon the officeholder by virtue of a court decision, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the agreement to indemnify shall be limited to events that, in the opinion of Teva’s board of directors, are foreseeable, in light of Teva’s activities at the time that the agreement of indemnification was given and shall further be limited to amounts or criteria that Teva’s board of directors has determined to be reasonable under the circumstances; (ii) reasonable litigation expenses, including legal fees, expended by the officeholder as a result of an inquiry or a proceeding conducted in respect of such officeholder by an authority authorized to conduct same, which was concluded without the submission of an indictment against said officeholder and either (A) without any financial penalty being imposed on said officeholder instead of a criminal proceeding, or (B) with a financial penalty being imposed on said officeholder instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent; and (iii) reasonable expenses with regard to litigation, including legal fees, which said officeholder shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said officeholder by or on behalf of the company or by another person, or with regard to any criminal charge of which said officeholder was acquitted, or with regard to any criminal charge of which said officeholder was convicted which does not require proof of criminal intent.

Furthermore, Teva’s articles of association, as amended, provide that subject to the Israeli Companies Law, Teva may generally indemnify any officeholder of Teva retroactively for any liability or expenditure for which Teva may agree to indemnify such shareholder in advance as provided above. Teva’s articles of association, as amended, provide that subject to the Israeli Companies Law, Teva may purchase insurance to cover the liability of any officeholder as a result of any of the following: (i) breach of a duty of care vis-à-vis the company or vis-à-vis another person; (ii) breach of a fiduciary duty vis-à-vis the company, provided that the officeholder acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the company; or (iii) financial liability which shall be imposed upon said officeholder in favor of another person as a result of any action which was performed by said officeholder in his or her capacity as an officeholder of the company. Pursuant to the Israeli Companies Law, indemnification of, exculpation of and procurement of insurance coverage for, officeholders in a public company must be approved by the audit committee, the board of directors and, if the officeholder is a director — also by the company’s shareholders.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8.	EXHIBITS.

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES and POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, Country of Israel, on the 4th day of December 2008.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Shlomo Yanai
Shlomo Yanai
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned directors and/or officers of Teva Pharmaceutical Industries Limited, a corporation organized under the laws of Israel, hereby constitutes and appoints Shlomo Yanai, William S. Marth and Eyal Desheh, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and deliver a registration statement filed on Form S-8 and any and all amendments (including post-effective amendments) thereto, and to sign any registration statement for the same offering covered by such registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Eli Hurvitz	Chairman	December 4, 2008
Eli Hurvitz

/s/ Shlomo Yanai	President and	December 4, 2008
Shlomo Yanai	Chief Executive Officer

/s/ Eyal Desheh Eyal Desheh	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 4, 2008

/s/ Phillip Frost	Vice Chairman	December 4, 2008
Phillip Frost

/s/ Roger Abravanel	Director	December 4, 2008
Roger Abravanel

/s/ Ruth Cheshin	Director	December 4, 2008
Ruth Cheshin

/s/ Abraham E. Cohen	Director	December 4, 2008
Abraham E. Cohen

/s/ Meir Heth	Director	December 4, 2008
Meir Heth

/s/ Roger Kornberg	Director	December 4, 2008
Roger Kornberg

/s/ Moshe Many	Director	December 4, 2008
Moshe Many

/s/ Leora Meridor	Director	December 4, 2008
Leora Meridor

/s/ Joseph Nitzani	Director	December 4, 2008
Joseph Nitzani

/s/ Dan Propper	Director	December 4, 2008
Dan Propper

/s/ Dov Shafir	Director	December 4, 2008
Dov Shafir

/s/ David Shamir	Director	December 4, 2008
David Shamir

/s/ Ory Slonim	Director	December 4, 2008
Ory Slonim

/s/ Harold Snyder	Director	December 4, 2008
Harold Snyder

/s/ William S. Marth	Authorized U.S.	December 4, 2008
William S. Marth	Representative

EXHIBIT INDEX

Exhibit No.
4.1	Amended and Restated Deposit Agreement, dated January 11, 2008, among Teva Pharmaceutical Industries Limited, The Bank of New York Mellon, as depository, and the holders from time to time of shares (incorporated by reference to Post-Effective Amendment No. 2 to the Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-116672))

5.1	Opinion of Tulchinsky Stern Marciano Cohen Levitski & Co.

5.2	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Kesselman & Kesselman

23.2	Consent of Tulchinsky Stern Marciano Cohen Levitski & Co. (included as part of Exhibit 5.1 to this Registration Statement)

23.3	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.2 to this Registration Statement)

99.1	Barr Laboratories, Inc. 1993 Stock Option Plan for Non-Employee Directors (previously filed with the Securities and Exchange Commission as an Exhibit to Barr Pharmaceuticals, Inc.’s Registration Statement on Forms S-8 Nos. 33-73698 and 333-17351, and incorporated herein by reference)

99.2	Amendment to the Barr Laboratories, Inc. 1993 Stock Option Plan for Non-Employee Directors

99.3	Barr Laboratories, Inc. 2002 Stock Option Plan for Non-Employee Directors (previously filed with the Securities and Exchange Commission as an Appendix to Barr Pharmaceuticals, Inc.’s Proxy Statement relating to the 2002 Annual Meeting of Stockholders, and incorporated herein by reference)

99.4	Amendment to the Barr Laboratories, Inc. 2002 Stock Option Plan for Non-Employee Directors